Exhibit 10.1

THIRD AMENDMENT TO REDEVELOPMENT AGREEMENT

THIS THIRD AMENDMENT TO THE REDEVELOPMENT AGREEMENT (“Agreement”) is made and entered into effective this 21 day of August, 2006, by and between LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY OF THE CITY OF ST. LOUIS (hereinafter sometimes the “LCRA” or “Owner”) and PINNACLE ENTERTAINMENT, INC. (hereinafter sometimes the “Redeveloper” or “Optionee”).

RECITALS

A. The LCRA and Redeveloper entered into that certain Redevelopment Agreement dated April 22, 2004, as amended (the “Redevelopment Agreement”) which governs among other things the development of certain real property described in the Redevelopment Agreement in the City of St. Louis, Missouri.

B. The LCRA and Redeveloper desire to amend the Redevelopment Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the LCRA and Redeveloper agree to amend the Redevelopment Agreement as follows:

1. Section 1 of the Redevelopment Agreement is amended by adding the following new definition in the appropriate place alphabetically:

“Expanded Redevelopment Area” means the real property bounded by 2nd Street, Carr Street, Leonor K. Sullivan Drive, and Martin Luther King Drive.

2. The definition of “Redevelopment Project” or “Project” in Section 1 of the Redevelopment Agreement is amended as follows:

(i) to insert the words “and Expanded Redevelopment Area” after the words “Redevelopment Area”‘ in the second line; and

(ii) to substitute a new Exhibit B entitled Project Proposal Essential Elements to the Agreement, which is attached hereto as Exhibit 1.

(iii) to substitute a new Exhibit C entitled Improvements, which is attached hereto as Exhibit 2.

3. The second sentence of Section 3.8 of the Redevelopment Agreement is amended to read as follows:

“Total project costs by the Redeveloper for this part of the Project shall be at least $325 million (the Required Expenditure).”

4. Section 3.10.3 of the Redevelopment Agreement is amended to provide that within 90 days of the date of this Amendment, the LCRA shall designate the Redeveloper as the exclusive redeveloper in the Expanded Redevelopment Area; provided, however, that such exclusive designation shall not interfere with LCRA’s right to confer redevelopment rights to others in the event that this Agreement is no longer in effect or Redeveloper has been found to be in material breach by a court of competent jurisdiction,

5. The references in the Redevelopment Agreement in Section 3.13 and 3.16.1 to the commencement of construction, or the date on which construction was initiated, shall mean September 15, 2005. Attached as Exhibit 3 hereto is the Certificate of Commencement of Construction executed on behalf of Redeveloper, and accepted by the LCRA. Further attached as Exhibit 4 hereto is the MBE/WBE Plan accepted by both Developer and LCRA.

6. The schedule in Section 3.13 of the Redevelopment Agreement is modified to state that the casino and hotel will be completed, licensed and opened by December 31, 2007; provided, however, that Redeveloper may extend such date for two (2) additional six (6) month periods—the first period being until June 30, 2008 and a second period being until December 31, 2008. The method of extension shall be: for the first period until June 30, 2008, by providing the LCRA written notice prior to December 31, 2007 of its intent to extend together with payment in the amount of Five Hundred Thousand Dollars ($500,000); and, for the second period until December 31, 2008, by providing the LCRA written notice prior to June 30, 2008 of its intent to extend together with payment in the amount of Five Hundred Thousand Dollars ($500,000).

7. Section 3.11.1 of the Redevelopment Agreement is amended and restated as follows:

In addition to maintaining and operating the Improvements, commencing on the earlier of June 30, 2008 or on the date of Licensure by MGC of Redeveloper for the Project, the Redeveloper and City shall cooperate to design and form a CID which shall, at a minimum, include an area bounded by Carr Street, Dr. Martin Luther King Drive, Fourth Street and the center of the Mississippi River (the “Project CID”) and that is presently projected to generate Three Hundred Sixty Five Thousand and No/100 Dollars ($365,000.00) per year for the purpose of funding security, public improvements (including the Improvements), maintenance and improving and enhancing the environs in the immediate vicinity of the Redevelopment Area and the Expanded Redevelopment Area (“Supplemental Services”). To the extent the Project CID generates sufficient revenues per year, the Project CID shall make, by January 31st of each year commencing on the January 31st immediately following the earlier of June 30, 2008 or Licensure, an annual payment to the CID Board in the amount of Three Hundred Sixty Five Thousand and No/100 Dollars ($365,000.00) (subject to a CPI increase commencing on the third anniversary date of the initial payment) for Supplemental Services. To the extent the Project CID fails to generate sufficient revenues for the year before the earlier of June 30, 2008 or the date of Licensure, the Project CID shall make, by January 31st immediately following the earlier of June 30, 2008 or Licensure, a pro rata payment to the CID Board in the amount of $1,000 per day for each day between the date of earlier of June 30, 2008 or Licensure and January 31st of that year, for Supplemental Services. The Redeveloper shall participate in the Project CID and shall not challenge any imposition of a special assessment by the Project CID, provided that (i) other property owners within the Project CID are required to pay the same level of special assessment as Redeveloper, (ii) the representation on the Project CID Board of Directors generally reflects the financial contributions to the Project CID, and (iii) the special assessment is not based on parking or gaming activities.

8. Section 4.21.2 of the Redevelopment Agreement is amended and restated as follows:

(i) In the event the Redeveloper fails to open the casino and hotel for the Project (i) on or prior to December 31, 2008, or (ii) is unable to continue to operate the casino and hotel for the Project for a period of at least ten (10) years from the date of initial Licensure, Redeveloper shall pay to the LCRA Ten Million Dollars ($10,000,000) as liquidated damages and in such event, neither the LCRA nor the City shall have any other rights or remedies against Redeveloper.

(ii) In the event that there is less than a one (1) year separation between the Licensure of the Project and the Licensure of the Redeveloper’s project to be located in unincorporated Lemay (the “County Project”) the Redeveloper shall pay to the LCRA the following amount (“Separation Fee”):

11 months but less than 12 months	$1,000,000

10 months but less than 11 months	$2,000,000

9 months but less than 10 months	$3,000,000

less than 9 months	$10,000,000

provided, however that the amount of any Separation Fee shall be reduced by any fee paid by Redeveloper to LCRA under section 4.21.2(i) above. The Separation Fee, if any, shall be due and payable by Redeveloper to the LCRA on the date of Redeveloper’s Licensure of the County Project. For purposes of this Section 4.21.2(ii). hereof, in the event that the Redeveloper abandons the County Project and terminates Redeveloper’s license application with the MGC terminating licensure procedures, there shall be deemed to be a one year separation between the Licensure of the Project and the Licensure of the County Project.

(iii) The Redeveloper’s payment obligations under this Section 4.21.2 are subject to Redeveloper’s rights of termination in Section 4.1.1 prior to any payments being due under this Section 4.21.2, such payments shall not be owing as liquidated damages and in such event neither LCRA or the City shall have any other rights or remedies against Redeveloper.

9. The LCRA agrees to cooperate with the Redeveloper in connection with the vacation of 2nd Street including, but not limited to, executing the Petition and Waiver of Damages in the form prescribed by the City Streets Department at a cost of $200 payable by the

Redeveloper to the City and conveying to the Redeveloper by quit claim deed of all its right, title and interest in and to the property owned by the LCRA abutting 2nd Street between Martin Luther King Drive and Carr Street and the underlying fee to the property that the LCRA obtains as a result of the street vacation.

10. A. Subject to Redeveloper’s General Counsel’s reasonable review and approval, Redeveloper shall pay LCRA for the attorneys’ fees for the services of Armstrong Teasdale, LLP and Stinson Morrison Hecker, LLP, hereinafter within a reasonable time, not to exceed thirty (30) days after receipt of invoice.

B. From and after the date hereof, the parties acknowledge, affirm, and will be governed by Section 2 of the Third Amendment to Option for Ground Lease, which states as follows:

“The parties acknowledge and agree that the reasonable legal expenses incurred by the Owner with respect to this Third Amendment and any additional future amendments requested by Optionee are reimbursable under the Redevelopment Agreement executed by the parties subject to the Optionee’s receipt of a summary of the services provided in related invoices and certification by the principal involved attorney of Armstrong Teasdale that the fees invoiced were incurred by the City in the ordinary course of business in connection with the preparation, review and negotiations of the Option and its amendments.”

C. Notwithstanding that language in the Third Amendment to Option for Ground Lease wherein Optionee shall reimburse Owner for Owner’s Legal Fees for the acquisition of the Eminent Domain Property from Owner, Optionee shall reimburse Owner for Owner’s Legal Fees as provided in Section 1 (c) of Exhibit E to said Third Amendment to the Option for Ground Lease if the Eminent Domain Property is acquired other than from Owner including but not limited to an acquisition arising out of the matter styled Land Clearance for Redevelopment Authority of the City of St. Louis v. Cherrick Distributing et al., Cause No. 042-08152 Circuit Court of the City of St. Louis or acquired from Wimar Tahoe Corporation or Columbia Sussex Corporation or President Casinos, Inc.

11. Except as modified and amended by this Amendment, the Redevelopment Agreement shall remain in full force and effect in accordance with the respective terms thereof. Unless the context otherwise indicates, all other terms and conditions of the Redevelopment Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Redevelopment Agreement.

12. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first written above.

LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY

By:	/s/ Rodney Crim
Rodney Crim, Executive Director

PINNACLE ENTERTAINMENT, INC.

By:	/s/ John A. Godfrey
Name:	John A. Godfrey
Title:	Executive Vice President,
General Counsel and Secretary

EXHIBIT 1

Project Proposal

Essential Elements

COMMITMENT
Total investment:	$325 million total project costs plus $50 million residential/retail commitment exclusive of the cost of the hotel known as the Embassy Suites, St. Louis Downtown

Casino size:	Approximately 75,000 sq. ft. gaming facility on a single level in the Redevelopment Area, which will include 2,000 slots and 40 tables

Jobs:	Approximately 1,157 FTE (well paying with full benefits) for operations for the first year; staffing equivalent to similar luxury hotel/casino developments thereafter

Hotel rooms:	200 luxury rooms to be located in the Redevelopment Area Four Seasons Hotel, Fairmont, St. Regis, Intercontinental or other City approved luxury hotel

Residential/ Retail:	$50 million commitment to construct luxury condominiums, market-rate residential, retail and/or mixed-use developments located within an area bounded by the Mississippi River, Biddle Street, Interstate 70 and Eads Bridge (including Qualified Improvements constructed pursuant to the Second Amendment).

Parking:	Approximately 2,000 parking spaces; approximately 1,380 of which will be located within the Redevelopment Area in a parking garage under the Hotel. The remaining approximately 620 parking spaces will be located within the Expanded Redevelopment Area.

Restaurants:	5 (including high quality buffet) located in the Redevelopment Area

Lounge/night clubs:	1 Entertainment lounge/several bars in the Redevelopment Area

Retail and Other Amenities:	Gift and retail shops, full service salon and spa and health club totaling approximately 30,000 sq. ft. in the Redevelopment Area

Convention/ meeting space:	12,000 sq. ft. in the Redevelopment Area or the Expanded Redevelopment Area

Infrastructure/ Improvements:	Exhibit C

EXHIBIT 2

Improvements

Pedestrian link to Baer Plaza at location east of Convention Center and Edward Jones Dome.

Enclosed pedestrian bridge across 2nd St. to Embassy Suites Hotel (subject to Embassy Suites approval)

Extensive landscaping of plaza along Broadway to include casino signage in conformance with City Sign ordinances

Trees along N. 2nd St. & Carr St.

Fully landscaped perimeter

New crosswalks at existing traffic lights to access Laclede’s Landing and Convention Center from pedestrian bridge

Accessible parking in compliance with federal, state and local law

Bus stops at appropriate locations in accordance with Metro Development Agency

To the extent possible, as reasonably determined by the City’s Street Department, Traffic and Lighting Division, provide a left turn extension onto Carr Street to alleviate traffic congestion entering area from southbound off-ramp of I-70

All infrastructure (street & utilities) necessary to construct, maintain and operate the Project

Street lighting and “clear path” from landing of MLK pedestrian bridge to entrance to Convention Center

Flood protection/site drainage in accordance with MSD/City regs

EXHIBIT 3

Certificate of Commencement of Construction

DELIVERED BY

PINNACLE ENTERTAINMENT, INC.

The undersigned, Pinnacle Entertainment, Inc. (the “Redeveloper”), pursuant to that certain Redevelopment Agreement dated as of April 22, 2004, as amended, between the Land Clearance for Redevelopment Authority of the City of St. Louis (the “LCRA”) for itself and on behalf of the City of St. Louis, Missouri and Redeveloper (the “Agreement”) hereby certifies to the LCRA as follows:

1.	All property within the Redevelopment Area (as legally described on Exhibit A attached hereto and by this reference incorporated herein and made a part hereof), has been acquired by Redeveloper in accordance with the Agreement.

2.	Redeveloper has authorized its General Contractor, McCarthy Building Companies, Inc., to commence construction and Redeveloper will supply LCRA with a copy of the contract with the General Contractor upon execution by all necessary parties thereto. Redeveloper has entered into other agreements to construct the Essential Elements. The General Contractor is performing work on the Essential Elements.

3.	Redeveloper has obtained all necessary financing to complete the Essential Elements.

4.	This Certificate of Commencement of Construction is being issued by Redeveloper to the LCRA in accordance with the Agreement to evidence Redeveloper’s satisfaction of all obligations and covenants with respect to commencement of construction of the Essential Elements.

Terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set his/her hand this         th day of August, 2006.

PINNACLE ENTERTAINMENT, INC.

By:
Cliff Kortman Senior Vice President Pinnacle Entertainment

EXHIBIT 4

Pinnacle Entertainment, Inc.

Compliance Plan

1.	Introduction. Pinnacle Entertainment, Inc. and Casino One Corporation (collectively, the “Company”) agrees to use its reasonable best efforts to comply with the Mayor’s Executive Order #28 (Order), as same may be amended, during the design, construction and operation of the Project and with respect to ongoing services provided by third parties to the Company. The Company will use, and require their General Contractor to use, good faith efforts to achieve the goals of 25% MBE and 5% WBE in the combined construction, development and operation of the Project.

2.	Definitions. For purposes of this Compliance Plan, unless otherwise defined herein, the following words shall have the following meanings:

A. “Certification” means the process by which the City of St. Louis determines a person, firm or legal entity to be a bona fide minority or woman-owned business enterprise (M/WBE). For purposes hereof and notwithstanding anything herein to the contrary, certifications of M/WBE by the City of St. Louis, Missouri Regional Certification Committee (MRCC), Illinois Department of Transportation (“IDOT”), and/or any other certifications agreed to by the Company Compliance Director and the City Compliance Officer from time to time for local firms shall be recognized as eligible to participate for contract goal credit on this project. For purposes of this Compliance Plan a local firm shall mean firms certified by one of the aforementioned agencies and located in the St. Louis Metropolitan area, as defined in Paragraph 2.P below. Each M/W/DBE firm must perform a commercially useful function in order to have their participation counted towards the contract goal(s).

B. “Compliance Plan” means this Compliance Plan as required by the Redevelopment Agreement which sets forth the requirements for the involvement of MBE’s and WBE’s on the Project.

C. “Construction” means surveying, geotechnical testing, preconstruction design and engineering contracts, professional service contracts relating to the development of the Project, construction of the Project and related activities.

D. “City” means the City of St. Louis, Missouri.

E. “City’s Contract Compliance Officer” means the City’s designated MBE/WBE compliance officer.

F. “Company’s Compliance Director” means the individual designated by the Company as its Compliance Director for purposes of this Compliance Plan.

G. “Executive Order #28” means Executive Order #28 promulgated by the Mayor of the City of St. Louis and extended by Executive Order #36, as may be amended from time to time or as the same may be enacted as an ordinance by the City of St. Louis.

H. “General Contractor” means the Company’s general contractor for the Project.

I. “Goals” means a minimum of 25% involvement of MBEs and a minimum of 5% involvement for WBEs. The Goals shall take into account professional services, consultants, construction contractors, suppliers, vendors and concessions. The Goals are for the combined construction, development and operation of the Project. For illustration purposes, the Goals may be achieved by 45% MBE in the construction phase of the Project and 15% in the design phase of the Project.

J. “Good Faith Efforts” means the actions and/or required steps, which by their scope, intensity and appropriateness to the objective, can reasonably be expected to enable the Company and their General Contractor to fulfill the MBE and/or WBE Goals as outlined in the Mayor’s Order, as amended.

K. “LCRA” means the Land Clearance for Redevelopment Authority of the City of St. Louis.

L. “MBE” means a sole proprietorship, partnership, or corporation owned, operated and controlled by minority group members who have at least 51% ownership. The minority group member(s) must have day to day operational and managerial control, and an interest in capital and earnings commensurate with his or her percentage ownership.

M. “Professional Services” shall include, but not be limited to, accounting, legal, management consulting, advertising/public relations, market research, insurance consulting, human resources, financial consulting, information systems, architects, engineers, graphic designers, interior designers and environmental consulting.

N. “Project” means the casino, hotel, parking, luxury condominium, if applicable, and related amenities to be developed and operated by the Company in the Redevelopment Area (as defined in the Redevelopment Agreement). In measuring the achievement of the Goals, the cost of the Project shall mean the Project construction related costs not to exceed $243,000,000.00.

O. “Redevelopment Agreement” means the Redevelopment Agreement dated April 22, 2004 between the LCRA and the Company, as amended.

P. “St. Louis Metropolitan Area” means the City of St. Louis, the Missouri counties of St. Louis, St. Charles, Calhoun, Lincoln, Warren, Franklin, Washington and Jefferson, and the Illinois counties of Monroe, St. Clair, Clinton, Bond, Madison, Macoupin and Jersey, and such other areas as are agreed to by the City Compliance Officer and the Company Compliance Director.

Q. “Vendors” mean suppliers who provide goods and non-professional services to support the operations of the Project.

R. “Concessions” means businesses that lease space from the Company in the Project.

S. “WBE” means a sole proprietorship, partnership, or corporation owned, operated and controlled by a woman or women who have at least 51% ownership. The woman or women must have day to day operational and managerial control, and an interest in capital and earnings commensurate with her or their percentage of ownership.

3.	Designation of Company Compliance Director. The Company shall designate a compliance director who will be responsible for implementation and administration of this Compliance Plan. Initially Robert Herr, shall serve as the Company’s Compliance Director. His mailing address is:

Pinnacle Entertainment, Inc.

727 North First Street

St. Louis, Missouri 63102

telephone: 314.450.5000

facsimile:   314.450.5051

bherr@pnkmail.com

4.	Responsibilities of Company Compliance Director. The Compliance Director shall assume primary responsibility on behalf of the Company for the implementation of the Compliance Plan, its administration and evaluation. The Company may contract with third parties in the fulfillment of the monitoring and reporting duties under this Compliance Plan and shall work with the Company’s General Contractor to implement this Compliance Plan. During the construction phase, the Compliance Director, or designee, shall submit monthly reports in a format mutually agreed to by the City and Company. The Compliance Director shall also report annually as of June 30 of each year to the City’s Contract Compliance Officer the progress toward achieving the Goals. The annual report shall include a forecast of all contracts expected to be awarded during the up-coming year and an implementation plan. The contract forecast shall include for each anticipated contract, the probable monetary value, type of contract, the estimated solicitation date, method of solicitation and the duration of the contract. The implementation plan shall describe how the Company intends to accomplish the Goals for the period covered.

5.

Role of City’s Contract Compliance Officer. The City’s Contract Compliance Officer shall, among other things, meet with the Company, the Company’s third party M/WBE consultant and the Company’s general contractor on a regular basis (no less than monthly) to discuss project-related issues including, but not limited to, current and upcoming bid packages. The City’s Contract Compliance Officer may make recommendations in an advisory capacity only to the Company and the Company’s general contractor about M/WBEs qualified to perform such work; provided however that the Company and its general contractor shall make all decisions regarding final subcontractor, sub-tier subcontractor and supplier selections. The City’s Compliance Officer shall monitor the Company’s implementation of this Compliance Plan and shall make recommendations to the Company’s Compliance Director regarding methods to further the achievement of the Goals. In the event the Company is unable to achieve the Goals, the Company shall continue good faith efforts to realize M/WBE participation by working with the City’s Contract Compliance Officer to determine and undertake mutually agreeable steps which may increase participation of M/WBE firms on the Project.

6.	Communication of the Project and the Compliance Plan.

A. The Company will provide a copy of the Compliance Plan to the City’s Contract Compliance Officer for review and comment.

B. The Company will notify outside organizations and leaders designated by the City’s Contract Compliance Officer in the majority and minority communities of the City of St. Louis and the greater St. Louis metropolitan area of the Compliance Plan.

C. Summaries and specific notices about business opportunities with respect to the Project will be sent to such publications as the City’s Contract Compliance Officer shall reasonably designate, in addition to regularly utilized publications used by the Company in its regular course of business.

D. The Company and/or the General Contractor, as the case may be, will provide a copy of the Compliance Plan to all contractors and providers of goods and services for the Project. In addition, they will require all entities with which they do business to execute a statement acknowledging receipt, understanding and acceptance of this Compliance Plan and confirming their commitment to comply with the Plan.

7.	Construction and Development. The Company will be entering into contracts through competitive bids and negotiated bids. In some instances, the Company will be entering into negotiated contracts, negotiated subcontracts and/or joint ventures. In order to achieve the Goals, the Company may contract with (a) M/WBE firms, (b) majority contractors who joint venture with M/WBE firms, (c) majority contractors who subcontract with M/WBE firms. Following are the procedures the Company shall employ to achieve the Goals:

A. Contracts which are Competitively Bid.

i)	Prior to bidding, in an effort to maximize opportunities for M/WBE firms, the Company and City will review each bid package for its proposed scope of work and identify potential M/WBE vendors who are qualified to perform the stated scope.

ii)	With respect to any bids let for the Project, the Company or the General Contractor, as the case may be, will publish notice of the request for proposals in such publications as the City Compliance Officer and the Company Compliance Director may mutually agree, no less than 21 days prior to the date the bids are due, except where the contracts are awarded on an emergency basis in the discretion of the Company and provided that the Company shall notify the City’s Contract Compliance Officer who may make suggestions of contractors who could promptly respond. For purposes of this Compliance Plan an emergency shall mean an unforeseen combination of circumstances that calls for immediate action.

iii)	The Company, in conjunction with the City, shall develop a process or procedure which allows for the Company and the City to review and evaluate M/WBE participation submittals concurrent with the bid evaluations conducted by the Company’s General Contractor.

iv)	The Company or the General Contractor, as the case may be, will include in all contract solicitations a summary of the Compliance Plan.

v)	Bids submitted independently by M/WBE firms must include a copy of its Certification for the Company to receive utilization credit in achieving the Goals through the use of such firms. Bids submitted by majority contractors, for which contractors the Company proposes to receive utilization credit in achieving its Goals, must include a completed and executed Utilization Form, which shall be in a form acceptable to Company and the City (the “Utilization Form”).

vi)	The basis upon which a contractor is selected will include, but not be limited to, scheduled amount of M/WBE participation, qualifications, price, quality of work and compliance with the submitted specifications.

vii)	Majority contractors may independently negotiate a mutually acceptable price with one or more subcontractors or joint venture with M/WBE firms.

viii)	Majority contractors also may joint venture with M/WBE firms for construction, professional services, consultant services, supplies or other goods and services.

8.	M/WBE Participation Applicable to Goals. M/WBE participation shall be counted in accordance with the Mayor’s Executive Order #28, as amended, and mutually agreeable counting rules developed by the City’s Contract Compliance Officer and the Company’s Compliance Director as follows:

A. The City may count as MBE or WBE participation expenditures to M/WBEs that perform commercially useful functions in the execution of a contract. An M/WBE function is commercially useful when it is responsible for executing a distinct element of the work and carrying out its responsibilities by actually performing, managing, and supervising the work involved.

B. The City may count as MBE or WBE participation the dollar value of work or services performed by a MBE and/or WBE prime contractor, plus the value of subcontracts issued to M/WBEs who perform a commercially useful function. Only work actually performed by a MBE and/or WBE shall be counted towards the appropriate goal(s).

C. The total dollar value of a contract with a certified enterprise owned and controlled by minority women may be counted as either minority or women’s business participation, but not both. The Company will choose which category of participation the dollar value is applied.

D. The City may count as MBE or WBE participation a portion of the total dollar value of a contract with a joint venture equal to the percentage of MBE or WBE participation provided the M/WBE performs a commercially useful function (CUF) in the joint venture. The MBE and/or WBE joint venture partner must be Certified and the MBE or WBE participant in the joint venture must be responsible for a clearly defined portion of the work to be performed, equal to a share in the ownership, control, management, responsibility, risks and profits of the joint venture. The Company shall provide evidence of the joint venture agreement and other pertinent documents needed to ascertain the essence of the joint venture relationship prior to the awarding of any contract.

E. The City may count toward a bidder’s MBE and WBE goals, expenditures for material and supplies obtained from M/WBE suppliers and manufacturers, provided that the MBE/WBE assumes the actual responsibility for the provision of materials and supplies

i)	The City will count a bidder’s entire expenditure to an M/WBE manufacturer. For purposes hereof, a “manufacturer” is defined as an individual or entity that produces goods from raw materials or substantially alters them before resale.

ii)	The bidder will count a minimum of 60% of its expenditures to M/WBE suppliers that are not manufacturers. Additional portion of the expenditure up to 100% will be reviewed and allowed on a case-by-case basis.

F. The City may count as MBE or WBE participation a minimum of 60% of the expenditure to an M/WBE supplier when the supplier:

i)	assumes the actual and contractual responsibility for furnishing the supplies and materials;

ii)	is recognized as a distributor by the industry involved in the contracted supplies and materials;

iii)	owns or leases a warehouse, yard, building or whatever other facilities are viewed as customary or necessary by the industry; and

iv)	distributes, delivers and services products with its own staff and/or equipment.

v)	additional portion of the expenditure up to 100% will be reviewed and allowed on a case-by-case basis.

G. The City may count as MBE and WBE participation only those firms that have been Certified prior to bid opening. In the event that a contractor working on the Project becomes Certified after the commencement of work on the Project, the Company may request credit towards the MBE or WBE Goals from the City’s Compliance Officer, who shall issue a determination within 10 days of the receipt of the request by the Company. Pinnacle, may request the City to expedite its review of any M/WBE certification requests submitted to it in connection with the Project. In such event, the City may retain a third party consultant to review the certification, at Pinnacle’s expense, to review and make a determination of certification within or about 45 calendar days of receipt of a complete certification application, which shall not be unreasonably withheld. If a firm listed by a bidder in its bid documents has not been Certified, the amount of participation it represents will be deducted from the total MBE or WBE participation proposed to determine the actual level of MBE or WBE participation proposed to determine the actual level of M/WBE participation proposed by the bidder.

H. The Company encourages relationships between prime contractors and subcontractors with local M/WBE firms.

I. The Company shall be permitted to include all of its predevelopment activities for the Project with respect to meeting the Goals for the Project. The Company shall provide a detailed listing of all of its M/WBE predevelopment activities, including the vendors involved, and the value of their involvement in its report required under Section 4 hereof.

J. M/WBE vendors or suppliers are to be involved in the manufacture, warehousing or distribution of the supplies and materials for the Project. For those contracts where M/WBE suppliers act essentially as a broker and serve commercially useful functions, only their commissions or profits will be credited toward the Goals of the Project involved. The City Compliance Officer and the Company Compliance Director shall mutually agree regarding whether an M/WBE supplier is a broker.

K. Participation of DBE’s shall be applied to the Goals based on the definitions of MBE and WBE herein.

9.	Contract Requirements. During the construction phase of the Project, the Company and the General Contractor, as the case may be, will require all applicable bidders to complete and submit an M/WBE Utilization Form and identify its commitment to use M/WBEs. The Company and the General Contractor, as the case may be, will also include in any contract for work in connection with the Project, provisions stating that the contracting party, and its designees, successors or assigns, its contractors and subcontractors shall comply with all federal, state and local laws, ordinances or regulations governing equal opportunity and nondiscrimination and this Compliance Plan.

10.	Enforcement Actions.

A. Any material deviation by a contractor or subcontractor from the M/WBE utilization proposal, as indicated in a majority contractor’s submissions, whether before or after contract award and whether before or after commencement of work on the project, shall be promptly reported by the contractor to the Company Compliance Director and by the Company Compliance Director to the City’s Contract Compliance Officer.

B. A contractor may be found in noncompliance of its contract for failure to meet the Goals and/or to demonstrate that affirmative actions were taken to identify and seek participation by M/WBEs; provided, however, that the contractor will be given written notice of noncompliance and a reasonable opportunity to be determined by the Company Compliance Director to take steps necessary to comply with the Goals of this Plan.

C. This Compliance Plan Program shall be administered by the Company in accordance with Section 4.16 of the Redevelopment Agreement. The Compliance Plan shall be monitored by the City’s Contract Compliance Officer.

11.	Other Employment Laws. The Company recognizes that there are federal, state and local laws which provide for and require certain affirmative practices in employment and hiring practices. This Compliance Plan is intended to be in addition and independent of such laws.

12.	Gaming Laws/Company Gaming Compliance Plan. This Compliance Plan and the M/WBE contractors providing services to the Company in connection with the Project are subject to all applicable law, including but not limited to, all Missouri gaming laws and the Company’s Gaming Compliance Plan.

13.	Updated Compliance Plan. Subject to the terms of the Redevelopment Agreement, at the time of Licensure (as defined in the Redevelopment Agreement), the Company will provide the City with an ongoing and comprehensive compliance plan which will include operation of the Project.